EXHIBIT 99.1
TRANSCRIPT:
CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stewart Living Omnimedia — CFO
Susan Lyne
Martha Stewart Living Omnimedia — President & CEO
CONFERENCE CALL PARTICIPANTS
Lisa Monaco
Morgan Stanley — Analyst
Michael Meltz
Bear Stearns — Analyst
Robert Routh
Jefferies & Co. — Analyst
PRESENTATION

Operator
Good morning and welcome to the Martha Stewart Living Omnimedia fourth quarter 2006 earnings conference call and Webcast. All participants will be in a listen-only mode until the question and answer section of the call. At the request of Martha Stewart Living Omnimedia this call is being recorded. Anyone who has objections should disconnect at this time. At this time it is my pleasure to introduce Howard Hochhauser, Chief Financial Officer of Martha Stewart Living Omnimedia.
Sir, you may begin when ready.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Thank you very much and good morning, everyone.
Welcome to our conference call for the fourth quarter 2006 results. Susan Lyne, our President & CEO will discuss some recent initiatives, then I will talk about our recent performance and our outlook for 2007. Our prepared remarks should take about 20 minutes and then we will open it up for your questions.
Before turning the call over to Susan, let me remind you that our discussions will contain forward-looking statements which are made pursuant to the Private Securities Litigation Reform Act of 1995 as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.
Now, let me turn things over to Susan.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Thank you, Howard; and to all of you joining us on our fourth quarter earnings call and Webcast, good morning.
The numbers we are sharing with you this morning are a great capper to what has been a robust and productive year for the Martha Stewart Company. 2006 revenues were up 36% driven by growth across all businesses, and we came in well ahead of our EBITDA guidance despite additional investment in key initiatives like Blueprint, the relaunch of our MarthaStewart.com website and design supports for several new merchandising lines.
All in all it has been a very good year. Revenue increased $76 million, and EBITDA improved $46 million. It is worth noting that excluding a one-time litigation reserve in Q3, net income would have been modestly positive compared to a prior year loss of $75 million.
We began 2006 fully focused on two goals: To position the company to capture an increasing share of the digital ad markets, and to diversify our revenue streams and distribution channels by building new businesses in categories where we have got brand equity — home decor and design, cooking, entertaining, home organizing and crafts; and we have done just that. Over the course of the year we completed an ambitious rebuild of our website for a Q1 launch, and we forged licensing agreements in key categories with first in class partners including Macy’s, Lowe’s and Kodak to name a few. By year-end we will have a presence in most key tiers of the retail pyramid, with new revenue streams that will contribute significantly to the company’s future earnings.
The year ahead is an important one for us, as we move from a period of recovery to one of expansive growth. Our publishing division is already in high gear. They had a truly extraordinary year, marked by robust increases in ad revenue and circulation across every one of our titles. We expect to build on their success in 2007, with ad revenue growth again far outpacing the industry. In March, our new Internet platform goes live and we will continue to add new applications and functionality with each quarter.
In the coming months we will be unveiling many of the merchandising initiatives announced in ‘06. Our new paint line launches at Lowe’s in April. Our crafts line rolls out nationwide at Michael’s Arts and Crafts stores in May, and the Martha Stewart Collection at Macy’s will launch in late summer. I should point out that while we fully expect 2007 to be a year of tremendous growth, these initiatives as well as our Internet relaunch will not begin contributing until the second half of the year.
In addition to our new merchandising programs, we continue to refine, and where appropriate extend, our more established product lines. We are refreshing our Martha Stewart everyday Soft Home assortment at Kmart later this year and we recently introduced a fifth collection in our Martha Stewart furniture line with Bernhardt. While we felt the impact of the soft residential real estate market along with everyone else, our Martha Stewart KB homes in Cary, North Carolina, and Atlanta, Georgia, continued to sell, and our confidence in the value of this collaboration remains high. We recently opened two new communities in Paris, California and Katy, Texas and we’re at work on four more in Florida, Georgia, North Carolina and California. We are not alone in our enthusiasm for this partnership. Businessweek included the Martha Stewart KB homes on its list of top 20 most innovative products for 2006.
For those of you who may not have been on previous calls, I want to spend a few minutes talking about our new product launches. We operate on a licensing model, so a relatively small investment is required for us to establish a presence in what are high margin and high growth businesses. We have no inventory or capital costs. Our principal investment is in our design staff which we have expanded to meet the demands of our new product lines. In April, we will be introducing the Martha Stewart Colors line of interior and exterior paint at Lowe’s home improvement stores across the country. The Lowe’s deal is an important building block in our move into the home improvement category. We continue to build out this category with floor coverings, lighting fixtures, bathroom fixtures, and closet organizers and expect the full collection to debut late this year, initially in KB studios nationwide.
In May we launch our new Martha Stewart Crafts line of scrapbooking, paper-based crafting, and storage products at Michael’s Arts and Crafts Store. There are more than 900 of them in the U.S. and Canada. The line will roll out to independent retailers later this year. I know paper crafts may sound like a quaint pursuit, but the fact is that scrapbooking is a rapidly growing $3 billion business. In the future we expect to expand this line into other segments of the overall $31 billion crafts industry including jewelry crafting, knitting and fashion crafts. If you step into Michael’s this spring, and browse our products and tools, you will understand why we are confident that Martha Stewart Crafts will make an impact in this high margin growth area.
The same team that developed our paper crafts line is also working on our digital photo products. Last fall we collaborated with Kodak to introduce Martha Stewart holiday cards, the first piece of a digital line that has expanded since the holidays to include photo albums, stickers, invitations, baby announcements and calendars. While we were able to launch only a limited selection of cards for the key holiday period, we did hit our target percentage of Kodak sales in the category and those targets have been steady or higher for the new categories we launched early this year. The digital photo product business is still fairly nascent, but it is growing enormously year-over-year and should hit an inflection point when the ubiquity of digital cameras is matched by consumer awareness. We believe we can help drive acceptance with product that closes the quality gap between online and offline offerings.
The most significant of our many merchandising initiatives is our Martha Stewart Collection for Macy’s and Macys.com. We are on track for the late summer launch of what is a fantastic line of products: bed and bath textiles, housewares, casual dinnerware, flatware and glassware, cookware and holiday decorating and trim a tree products. Macy’s will carry other Martha Stewart branded products on a non-exclusive basis. Our Bernhardt furniture is already selling extremely well at Macy’s 67 furniture galleries and we anticipate a similar positive response to our area rugs Safavieh, which we will be offering at Macy’s and through independent retailers beginning in the spring.
As a company we are committed to diversifying and growing our merchandising business. But we choose our partners deliberately and we are careful not to venture into areas where we have no business. We developed a few key criteria early on that allow us to quickly and comfortably assess any potential new venture: is this a category where we’ve got equity, where our customer would expect to find us? Can we create a distinctly different or better product? And is it worth the investment of time and resources? Is the market large enough that in success, this could move the needle for the company? Our upcoming launches all passed that test and we are looking forward this year to getting all this new product into stores and better still into the hands of our customers.
The charge to diversify our business was not limited to merchandising. We are following the same strategy in our media businesses. Our publishing segment delivered a very strong performance in with total revenues up 24% year-over-year, driven by growth across all titles. Martha Stewart Living, our flagship magazine, had a particularly outstanding year with a 41% increase in ad pages and revenue per page, significantly outpacing page growth. I want to note here that we recently hired a new editor for Living, the very talented Michael Boodro. Michael was most recently editor in chief in Culture and Travel, a magazine he developed with James Truman. He was also editor in chief at garden design, and features editor at Vogue for a decade. So he brings an impressive knowledge of our content areas as well as a stellar reputation in the industry.
In addition to advertising growth, the magazines registered significant rate based increases last year and that trend continues. Publishing also produced four newsstand-only issues and a best selling book, Martha Stewart’s Homekeeping Handbook, published by Clarkson Potter in November. At 744 pages, and weighing in at over four pounds, it is the one and only such guide you will ever need. As the Washington Post noted, it is the ultimate home keeping resource.
Our younger publications are gathering steam. Everyday Food magazine, which we launched in ‘03, became profitable last year, a year ahead of schedule. Body and Soul saw a 41% increase in ad revenue and a 33% gain in circulation to become the leading magazine in its category.
Our newest magazine, Blueprint, is currently shipping its third issue. Blueprint is designed for women ages 25 to 39, a magazine-hungry demographic that advertisers are eager to reach, and one that we understand very well. Our company is filled with women in that demo, talented, busy women who want a magazine that speaks to their needs, their style, and their lives. They love magazines but they also spend a lot of time online and with that in mind, we’re going to a hybrid publishing model, six issues of the magazine this year, along with fresh, daily content on Blueprintmag.com. The staff has moved downtown to our Starrett Building , where they will work side-by-side with their Internet counterparts to deliver the best of both worlds. The web has been a great source of early subscriptions to Blueprint, and we believe we can create a more cost-effective subscriber acquisition and retention model through viral marketing and daily contact with our user/reader.
Blueprint was named one of the hottest launches of the year by media industry newsletter and publisher Sally Preston was honored as one of three Launch People of the Year. Sally spearheaded the test launch while also leading Martha Stewart Living through a period of astonishing growth. Now that we’re through the test phase, Sally is handing the reins to Amy Wilkins, a talented publishing executive we recently hired to serve at the dedicated publisher for Blueprint and Weddings.
Our broadcasting business had a strong year, propelled by revenue from our television show and the Martha Stewart Living radio channel on Sirius. The Martha Stewart Show reaches 1.7 million viewers daily and drives them to our magazines, our Internet site and to retailers that carry our merchandising lines. This year we are bringing back more of what Martha is known for, teaching and how to inspiration. Viewers seem to like what they’re seeing. Ratings have been steadily moving up from a 1.3 in September to a season high of 1.6 last week. Ad inventory for the second season sold out at above market increases and we got an early renewal for a third season, a ringing endorsement for a show that is also a powerful marketing vehicle for us and a key element of our business success.

Just last month we kicked off the third season of our successful and profitable Everyday Food TV series on PBS, with strong ratings that continue to rise. I noted that our Internet business was a focal point in ‘06 as it will be this year. We completed our transition from a direct commerce site to an ad supported content site, a move that is already paying off. Advertising revenue increased more than 240% to $8.2 million, up from $2.4 million the previous year. To ensure that the trend continues, we recently brought in Beth Ann Eason from Yahoo to serve as the senior vice president of Internet, overseeing advertising, marketing and bus ops for the segment.
This quarter we will launch our new redesigned and rebuilt website. We expect to unveil the site in mid March, with marketing and promotion kicking in a month later. In addition to have a fresh look and feel, it will be easier to search and navigate, delivering a rich array of related content, original video and access to what will be thousands of web resources, hand picked by Martha and our team of experts. Our digital offerings will continue to evolve throughout 2007 with new applications each quarter that allow for increased personalization of the user experience and more robust community. After our launch next month we expect an initial decrease in traffic, while web search engines reindex the site. By the end of Q2, that trend should turn positive and we expect to post strong gains with a seasonal Q4 ramp in Internet usage. It is worth noting that we will be registering the costs associated with our relaunch in the first half of ‘07 with the major share of ad revenue coming in the second half of the year.
No content company can afford to be a bystander in this digital arena. Certainly not one that aspires to be the dominant lifestyle brand, as we do. This relaunch is an important company-wide priority because we know what a huge opportunity the Internet presents. Ninety million women currently online and no market leader in that lifestyle channel. Very few companies have the brand awareness, the deep and focused content and the creative resources of MSLO. We are ideally positioned to become the go-to lifestyle destination and to that end, we will continue to invest in our Internet business this year.
Our goals for 2006 were ambitious. But we were confident that we could attain them and we did. We are just as confident that 2007 will be another very good year for the company. We will continue to increase our share of ad dollars, in print, broadcast, and online. We will continue to diversify our merchandising portfolio in categories where we see opportunity or need, and we will continue to expand our customer base online, in print and in store. As we look forward, we are committed to growing our brand and our revenue aggressively but smartly, extending our core businesses to deliver strong near term results and actively pursuing new opportunities to position the company for even stronger long-term growth.
With that, I will turn the call back over to Howard to walk you through a more detailed financial review and our guidance.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Thank you, Susan.
Today I will cover three topics. First, a review of our financial performance, second an overview of our business trends and finally full year and first quarter guidance.
Beginning with the business review, fourth quarter results capped a very strong year. Total revenue in the quarter rose 15% to $97 million while operating income improved $12 million to $14.6 million, and adjusted EBITDA improved $9.9 million to $21.5 million. Excluding the benefit from our one time $2.8 million broadcasting gain, adjusted EBITDA would have been $18.7 million, ahead of our guidance of $16.5 to $17.5 million.
Our 2006 full year performance illustrates how we are managing the business for growth. We began the year with adjusted EBITDA guidance in the $10 million to $12 million range and reported adjusted EBITDA of $19.6 million. Excluding three one time gains during the year totaling $8.5 million, we achieved our goals. More importantly, we met our guidance while increasing our investments by $3 million to $4 million in new initiatives such as Blueprint, Macy’s and our Internet business. MSLO has returned to growth, and in 2006 we strategically invested in projects that will bear fruit in 2007 and beyond.
Turning to business trends, I would like to give you an idea by segment of our outlook for 2007. In publishing, we intend to grow CPMs in order to drive revenue growth. CPM growth will be aided by rate-based increases, which we detailed in the press release. We are less focused on page growth for its own sake. For example, we are seeing double-digit revenue growth driven mainly by higher revenue per page. For publishing as a whole, we expect advertising revenue growth of approximately 25%, with circulation growth of approximately 7%.

A final note on publishing in 2007 is that we intend to invest in Blueprint. At this time, we expect a 2007 investment of $8 million. Naturally, this will depress our publishing margin in the near term but we we’re investing for growth in the long-term and Blueprint is part of our strategy to extend our consumer and advertiser reach.
For 2007, broadcasting, our TV show will continue to serve as an important marketing platform for the business, particularly in 2007, given the launch of several new initiatives. We do not expect to record one time gains as we did last quarter or to generate revenue from cable distribution, so we expect to see lower revenue and adjusted EBITDA in broadcasting this year. That said the business is performing better than initially expected with ratings maintaining holiday gains and product integrations becoming an important revenue stream. Revenue from our Sirius agreement will remain unchanged in 2007.
For 2007 merchandising, there is a great deal to discuss. Revenue from our Kmart agreement will increase this year due to the guaranteed minimum payments. Our Macy’s line will become available in certain stores over the summer in advance of a September consumer launch. We have said before that Home is a 4 billion business for Macy’s and we’d like to be at least 10% of that category. Based on the initial buyer feedback, we are confident in those targets.
Our craft business launches in Q2 and we expect consumers will be eager to buy our new Martha Stewart Crafts products. Revenue from our Lowe’s agreement begins this year and at this point we believe that it should approximate revenue from our former agreement with Sherwin Williams on a run rate basis.
The key with the Lowe’s agreement is the strategic importance of entering the home improvement store market. Overall merchandising numbers are somewhat fluid given our multiple new product launches. It is important to point out that given the fixed cost nature of this business, incremental margins are essentially 100%. We’ll be able to get a better sense of each new line as it rolls out.
For 2007 Internet, the three revenue drivers are advertising, digital products and our flowers business. Advertising is our key focus and we think we can double our online ad revenues in 2007. Much of that revenue will come in the second half of the year given our Q1 site relaunch. Thus, Q1 results reflect expenses for the site relaunch, while that investment will bear the fruit of higher ad revenues only in later quarters.
With digital products we are actively developing the business by adding new products and expanding our distribution. For flowers, we expect relatively modest top line growth.
For 2007 corporate expenses, we intend to balance our investments in business segments with tight cost controls and overhead. Overall, we believe that 2007 corporate expenses should decline slightly year-over-year. Our 2007 noncash equity comp will be weighted very heavily towards the first quarter given the vesting of warrants related to the successful distribution of our syndicated daily television show.
With that overview of the year, let me now provide you with 2007 guidance. On a consolidated basis, we are expecting revenue in the range of $330 million to $340 million, operating income in the range of $5.5 million to $8.5 million, and adjusted EBITDA in the range of $32 million to $35 million. CapEx should approximate $6 million, and we do not expect any material tax charges of the year.
Finally, let me given you a first quarter 2007 guidance on both a consolidated and segment basis. On a consolidated basis, we are expecting revenue in the range of $62 million to $66 million. Operating loss in the range of $18 million to $19 million, and adjusted EBITDA loss in the range of $6 million to $7 million.
On a segment basis, our guidance is as follows. For publishing, first quarter revenue is expected to be approximately $40 million while adjusted EBITDA is expected to be $1 million to $2 million. Broadcasting revenue is expected to be $9 million to $10 million while adjusted EBITDA should be break even. Merchandising revenue for the first quarter is expected to be approximately $10 million to $12 million while adjusted EBITDA is expected to approximate $5 million. We expect Internet revenues to be $3 million to $4 million for the quarter and adjusted EBITDA is expected to be a loss of $3 million. Corporate expenses will be approximately $10 million.
We remain confident in our brand and our growth opportunities. We remain confident in the ability of our people to deliver strong results in 2007 and remain confident that having brought the business back to growth we can deliver meaningful returns for our shareholders in the years to come.
This concludes the formal part of our presentation. I would now like to turn the call back to the conference call operator for Q&A. Stacy?

QUESTION AND ANSWER

Operator
Thank you. The floor is now open for questions.
[OPERATOR INSTRUCTIONS].
Our first question is coming from Lisa Monaco from Morgan Stanley.

Lisa Monaco — Morgan Stanley — Analyst
Good morning. Howard, could you just give us an idea for ‘06 what the losses were at — for the special issues and Body and Soul and Blueprint and aggregate and I assume Weddings had a modest profit and then what you expect that — those losses to be in ‘07?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Yes. Let’s go through that on a top line basis.
So weddings was actually profitable in 2006 and I don’t want to get into too many details. Call it $1 million or 10% margin business. We said Everyday Food was profitable and that’s after launching this in September ‘03. So a year ahead of expectations and only three years after the launch. Body and Soul lost approximately $3 million. Next year that business should be profitable.
Our specials on an aggregate basis generated about $1 million. I would say in 2007 I do not want to give guidance by title other than to say we expect to have continued growth in all publications, with a natural exception of Blueprint, where we are increasing our investment and increasing our revenue growth. We have also allocated some dollars for additional investment outside of Blueprint to test some new product areas.

Lisa Monaco — Morgan Stanley — Analyst
Okay. And then just how are you thinking about your target margin for the overall publishing segment and over what time frame do you expect to get there?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Our target margin, excluding any investment in Blueprint or any other title, is about 25% over the long-term. And just to put that in some historical context, back in 2002, our EBITDA margin for the publishing segment was 36%, so our 2010 target of 25% ex-investment is a pretty reasonable number, in line with where the industry is. I think realistically publishing will be higher than that, given its ad base and the strength in the circulation. Everyday Food pulls from the food category and those CPMs tend to be lower. And Blueprint pulls from fashion and beauty which tend to be higher CPMs. So it depends upon the mix of the business but right now we’re targeting 25% long-term margin.

Lisa Monaco — Morgan Stanley — Analyst
Just over the next couple of years, probably difficult to specify, but just to give us an idea of how you’re going to balance the investment spending in these new products versus raising the margins of the overall segment.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Listen, as the core business grows, these investments on a relative basis become smaller. So one thing that we need to do and we’ve set out to do this year is really to diversify the business. Martha Stewart Living used to be 80% of publishing. Our goal is to have a diversified mix so that Living is half of the business. We want to continue to invest although again on a relative basis; there will be more modest amounts.

Lisa Monaco — Morgan Stanley — Analyst
Okay. Great.
And then Susan, if you could just speak to you have a lot of things in the hopper in ‘07 which we should start to see some of the benefits in the second half of the year. Just how are you thinking about potential new partnerships? Do you feel you have enough on your plate or do you expect to — I am sure you are looking at new partnerships all the time but what’s the reality in terms of being able to handle new relationships and then just lastly, on Sirius, is your relationship impacted at all by the proposed merger?
Thanks.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Well, I will take the Sirius one first because that the quickest and we expect business as usual there. No impact.
On the new opportunities front, you know, one of the things that we talked about last year was food. Given all of the execution of new products we had on our plate last year, we could not focus on it fully, despite the fact that we do believe it is the largest single opportunity in front of us. That has now moved to the front burner and I think we will be focusing very intently on how and with who we enter that market.

Lisa Monaco — Morgan Stanley — Analyst
Okay. Great. Thank you.

Operator
Thank you. Our next question is coming from Michael Meltz from Bear, Stearns.

Michael Meltz — Bear Stearns — Analyst
Thank you very much. I have, I think, three questions.
First, on merchandising, you know, understanding there’s going to be a lot of seasonality. Can you just walk through or try to give us a little bit more detail on what to expect throughout the year. I know you gave guidance for the first quarter but how outside will the fourth quarter be? And then secondly, can you just tell us what Kmart performance was in the quarter as well as what the actual retail sales were for the full year? And then I have one follow-up.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO

Yes. Let me make sure I get all your questions. Actual retail sales at Kmart for the full year were approximately $900 million that’s helpful as you look into ‘08 and ‘09 and try to forecast what our royalties will be. In terms of seasonality of the business, it is not so much seasonality as it is when they launch, meaning our business, once it is up and running, is not a big Q4 business. Having said that, this year, with Macy’s really having a public launch of September, it’s heavily Q4 weighted. So merchandising EBITDA the lions share, the substantial majority, we recorded in Q4, we also have the step-up in the Kmart gap, all of which gets recorded in Q4. I don’t want to give Q3 and Q4 guidance but it is very heavily Q4.

Michael Meltz — Bear Stearns — Analyst
You gave publishing guidance for the full year. Can you do the same for merchandising?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Well, we gave publishing, ad and circ guidance to give a better handle on merchandising. You should step up merchandising for the $5 million increase in the gap, and then I am hesitant to give out the EBITDA number, just to recap the business for those that are not aware, we have our fixed headcount as we go into the year. If we sell an extra dollar of royalty, that’s basically a dollar of EBITDA. So I am hesitant to give out segment level EBITDA guidance.

Michael Meltz — Bear Stearns — Analyst
How about revenue guidance?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
So let us look at revenue. Give me one minute. Our revenue should increase approximately 20% in merchandising ‘07 over ‘06.

Michael Meltz — Bear Stearns — Analyst
Okay. Thank you.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Let me give you — you also asked for Q4 performance of our product at Kmart.

Michael Meltz — Bear Stearns — Analyst
Sure.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
On a comp store basis, our sales declined approximately 9%. We have seen, just to put some color on that, some weakness in soft home. I will just remind you that this fall we’re working to relaunch a substantial amount of product in the soft home category. So we continue to make that product vibrant and want to keep our consumers very happy.

Michael Meltz — Bear Stearns — Analyst
Got it. Okay. And then one question on the publishing group. You know, obviously there is — you guys are doing a good job in improving yields. You mentioned that as room to lift CPMs. Can you just talk about a little bit about what you are seeing year-to-date? I know the ad pages have been uneven but it does sound like you have pretty good revenue growth. What are you seeing and what should we expect going forward?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Yes. And I will say that the closes, the public close date becomes closer and closer to the press time, so there is less visibility than we have had in the past. Having said that, I can talk about Q1 because that is closed. So for example, you’ll see an 8% increase in pages and our revenue growth will be approximately double that. Our ad revenue growth for Martha Stewart Living will be approximately double page growth. You will see a similar trend in Everyday Food. And just to be clear, that is not going to existing advertisers and not partnering with them. This is a mix of new business and rate based increases and rate increases. We went to the market this year with an approximate 5% rate increase as well as a 2.5% rate base increase for Martha Stuart Living. So on a melded basis, you’re at 7% to 8% total rate increase.

Michael Meltz — Bear Stearns — Analyst
Got it.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Michael, we have been very focused on making sure that revenue per page grows significantly year-over-year because that is the best insurance that we can continue to grow that segment at levels that outpace the industry going forward.

Michael Meltz — Bear Stearns — Analyst
Got it. Okay. Thank you, Susan. Thanks, Howard.

Operator
Thank you. Our next question is coming from Robert Routh from Jefferies & Company.

Robert Routh — Jefferies & Co. — Analyst
Yes, good quarter, guys. Just have a few quick questions.
First, as I am sure you are aware, the there are all kinds of rumors flying and around whatever, I know you probably do not comment on rumors about people approaching you and considering taking you private or doing whatever, I am just wondering if you can comment in any way, shape or form as far as is that true and if it was true would you consider it given how well your deals are going but a lot of them are not going to kick in for a while — so once they kick in the numbers should be significantly better than they are now which is significantly better than other people expected.
Second, you know, obviously we have addressed this before. You arre overcapitalized, especially making money next year and your cost of capital is your cost of equity. I am wondering if Charles or Susan or Howard or any of you guys are looking at possibly reducing your cost to capital to increase the net present value in the share price and finally, is the Lowe’s deal probably going to be expanded? Because I would assume it would and are some of the advertisers in the magazine now kind of clamoring saying hey, we want to advertise in the magazine but we also want to advertise in the Internet, which could really kind of help things kind of saying hey, we want to be both places.
I am wondering if you are hearing any of that rumbling from the advertisers that you are getting now?

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Let me take a couple of these. It’s a long list. But we’ll try and hit all of them.
You are right, we do not comment on rumors but we also do not want to encourage any speculation in that arena. We are not focused on going private in any way, shape or form. We are focused on really delivering value and growth for our shareholders. On the second one, which I believe was Lowe’s, well —

Robert Routh — Jefferies & Co. — Analyst
Second was overcapitalization.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Second one was overcapitalization, then Lowe’s.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Okay. No, we are using capital a lot more right now. We are obviously investing in Blueprint, in our Internet business, we will continue to do that.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Let me just add on. I will take the capital structure and I will hand it back to you for Lowe’s.
On this cap structure we finished the year with north of $60 million in cash. Based upon the guidance we gave; we will generate free cash flow this year of $30 million. You will see meaningful growth in free cash flow this year. So the question becomes relevant in 2007 and particularly in the back half of the year. So we are more active than we have been in the past with an M&A strategy, a comprehensive M&A strategy. We have not announced anything. But we’re focused on doing some small tuck in acquisitions.
We are also evaluating other organic growth opportunities. This year we’ll invest $8 million in Blueprint. We are going to invest another $2 million in CapEx in the Internet business. So right now there is no plan to ramp up another dividend and because of a complaint I get from a lot of people on this call about our float being too thin we’re not going to buy back any stock. Right now this is really an evaluation for our board meeting twelve months from now.

Robert Routh — Jefferies & Co. — Analyst
Is it safe to say that in the future if things continue to go as well as they have, that the cash flow kind of like dug is building, you would consider some kind of financial restructuring when it made sense?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Absolutely. When this makes sense, we’ll consider it. And the beauty of this business, you know, there are no cap means. So our biggest expense, 40% of our expenses are people and that runs through the P&L on an annual basis. We have no capital demands. We have no hard assets to speak of. Next year, late 2007, early 2008, we will evaluate the best way to return the cash to shareholders.

Robert Routh — Jefferies & Co. — Analyst
Great.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Let me give Lowe’s to Susan.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Clearly one of the reasons we chose to move our paint business to Lowe’s was because we saw greater opportunity there. It is also worth noting that I think 60% of all paint sales are now taking place at those home improvement chains. That means Home Depot and Lowe’s. So we want to be where people buy paint. But the larger strategic reason for doing it is because we think we can have a greater partnership with them and so yes, we anticipate being able to add product there.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
And then let me talk about the crossover in advertisers. So now we have on a weekly basis a 360 sales meeting with all the heads of sales and it is become very active in selling programs. Without being too specific, you know, just this year we sold 360 of TV advertisers like GE and 3M into the Internet business an give them one uniform idea that is communicated typically through print online and in broadcasting. The other piece of that is the integrations, so we are sold out for TV and now it is really a ratings issue but we have had our big demand in integrations for the fourth quarter. We did just north of $1 million in integrations. Last year at this point that was a few hundred thousand dollars. So we are continuing to focus on integrations and using that as a hook to get people into our website and our magazines.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
I want to just add one thing there. We obviously have aggressive goals for the Internet this year and one of the ways we are going to get there is by moving away from just responding to RFPs to creating strategic partnerships with larger advertisers. And our best route to that is often with a 360. So our advertising teams are working much more closely now to make sure that we are going to key advertisers with a full cross-media plan.

Robert Routh — Jefferies & Co. — Analyst
Okay. So they are really interested in at this point. It is just a matter of will they do it or not and when. But this is not impossibility. It is more likely than not?

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Actually, they are already doing it. The issue is “how much can we build that”? So we have — we are very focused on it.

Robert Routh — Jefferies & Co. — Analyst
Great. Thank you very much.

Operator
Thank you.
[OPERATOR INSTRUCTIONS].
Our next question is a follow-up question coming from Lisa Monaco from Morgan Stanley.

Lisa Monaco — Morgan Stanley — Analyst
Howard, could you just update us on what your thinking is on ‘07 retail EBITDA given the transition at Kmart that year. Thanks.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
I think you are talking about ‘08 EBITDA. Sounds like you are in a helicopter but — so ‘08 EBITDA we expect to be roughly consistent with 2006 EBITDA excluding —

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
In the merchandising.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
In the merchandising segment. Excluding the one-time gain we had. So again, it is a fluid business but at this time based upon the launches we have and the feedback we have had from some of the buyers, we expect ‘08 merchandising EBITDA to be roughly consistent with ‘06 EBITDA excluding that one time benefit we had this year.

Lisa Monaco — Morgan Stanley — Analyst
Okay. Great. Thanks.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
You bet.

Operator

Thank you. Sir, there appears we have no further questions.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
I thank you for your participation. We’ll close the call and see you in two months. Thank you.

Operator
Thank you. This concludes today’s Martha Stewart Living Omnimedia fourth quarter 2006 earnings conference call. You may now disconnect.